UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or 12(g) of the Securities Exchange Act of 1934

APM – QIM FUTURES FUND, L.P.
(Exact name of registrant as specified in its charter)

DELAWARE	27-0473954
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o ALTEGRIS PORTFOLIO MANAGEMENT, INC.
1202 Bergen Parkway, Suite 212
Evergreen, Colorado 80439
(Address of principal executive offices) (zip code)
(858) 459-7040
(Registrant’s telephone number, including area code)

David Mathews
Altegris Investments, Inc.
1200 Prospect St., Suite 400
La Jolla, California 92037
Phone: (858) 459-7040
Fax: (858) 456-9209
(Agent for service)

Copies to:

James B. Biery
Nathan A. Howell
Sidley Austin LLP
One South Dearborn
Chicago, Illinois 60603
Phone: (312) 853-7557
Fax: (312) 853-7036

Securities to be registered pursuant to Section 12(b) of the Act:	None

Securities to be registered pursuant to Section 12(g) of the Act:	Limited Partnership Interests
(Title of Class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☒

i

Item 1:                      BUSINESS

APM – QIM FUTURES FUND, L.P.

ORGANIZATIONAL CHART

The organizational chart below illustrates the relationships among the various service providers to APM – QIM Futures Fund, L.P. (the “Partnership”), to which Altegris Portfolio Management, Inc. (d/b/a APM Funds), an Arkansas corporation formed in 1985, acts as general partner (“APM Funds” or the “General Partner”).

General Development of Business

APM – QIM Futures Fund, L.P. was organized as a Delaware limited partnership in June 2009 and commenced operations following an initial closing on October 1, 2009.  The Partnership is a commodity pool engaged in speculative trading across a broad range of futures contracts and currencies.  The Partnership may in the future trade options on futures contracts and forward contracts (together with futures contracts and currencies, “Commodity Interests”).  The Partnership’s objective is to produce long-term capital appreciation through growth, and not current income.  Under the Partnership’s Agreement of Limited Partnership (the “Limited Partnership Agreement”), the General Partner has sole responsibility for management and administration of all aspects of the Partnership’s business.  Investors purchasing limited partnership interests (the “Interests”) in the Partnership (“Limited Partners” and together with the General Partner, “Partners”) have no rights to participate in the management of the Partnership.

Altegris Portfolio Management, Inc., the General Partner of the Partnership, is registered with the Commodity Futures Trading Commission (“CFTC”) as a Commodity Pool Operator (“CPO”), and is a member of the National Futures Association (“NFA”).  In 2007, Altegris Portfolio Management, Inc. began doing business as APM Funds.  Quantitative Investment Management LLC (“QIM”), a Virginia limited liability company formed in May 2003, acts as the Partnership’s trading advisor (“Advisor”).  QIM became registered as a Commodity Trading Advisor (“CTA”) in 2004 and a CPO in 2005 and is a member of NFA.

Altegris Investments, Inc. (“Altegris”), an affiliate of the General Partner, acts both as the Partnership’s introducing broker (“IB”) and as a selling agent.  Altegris is registered with the CFTC as a CTA and an IB and with the Securities and Exchange Commission (“SEC”) as a broker-dealer.

The Partnership’s term will end upon the first to occur of the following:

•
receipt by the General Partner of an election to dissolve the Partnership at a specified time by Limited Partners owning more than 50% of the Interests then outstanding, notice of which is sent by registered mail to the General Partner not less than ninety (90) days prior to the effective date of such dissolution;

•	withdrawal, admitted or court decreed insolvency or dissolution of the General Partner unless at such time there is at least one remaining General Partner in the Partnership; or

•	any event that makes it unlawful for the existence of the Partnership to be continued or requiring termination of the Partnership.

The Partnership is not required to be, and is not, registered under the Investment Company Act of 1940, as amended.

Financial Information About Segments

The Partnership’s business constitutes only one segment for financial reporting purposes—i.e., a speculative “commodity pool.”  The Partnership does not engage in sales of goods or services.

Narrative Description of Business

(i)           General

The Partnership offers three “classes” of Interests: Class A, Class B and Institutional Interests (each, a “Class of Interest”).  The Classes of Interests differ from each other only in the fees that they pay and the applicable investment minimums.  The minimum subscription is $10,000 for Class A and B Interests (plus any applicable up front selling commission on Class A Interests).  Subscribers who subscribe for at least $1.5 million and certain other categories of subscribers may acquire Institutional Interests.    The Limited Partnership Agreement authorizes the General Partner, in its sole discretion, to declare any Limited Partner a “Special Limited Partner” to which the management, incentive or other fees charged to any such Limited Partner may be different than those charged to other Limited Partners. The General Partner has the ability to accept lesser amounts.  An upfront selling commission may apply to subscriptions for Class A Interests.

Interests are not issued in certificate form.  Although separate Classes of Interests are offered, the proceeds from the sale of Interests will be pooled by the Partnership and traded as a single account.  The only difference among the Classes of Interests is the applicable investment minimum and fees.

Class A Interests are intended for those subscribers purchasing Interests through a broker-dealer selling agent and whose initial subscription is between $10,000 and $1,499,999.

Class B Interests are intended for those subscribers purchasing Interests through a fee-based advisory program and whose initial subscription is between $10,000 and $1,499,999.  Broker-dealer firms that have signed a selling agreement with the Partnership and/or registered investment advisers that refer subscribers to the Partnership through such broker-dealer firms, and their respective employees, are eligible to purchase Class B Interests.

Institutional Interests are intended for subscribers that (i) initially subscribe for at least $1.5 million in Interests, regardless of whether they purchase their Interests through a broker-dealer or a fee based advisory program, or that are (ii) entities, or individuals (including their affiliates and related entities), that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.  The General Partner, its affiliates and their employees are eligible to purchase Institutional Interests.  The minimum subscription for subscribers that meet the definition of Institutional Investor under (ii) or (iii) above will be determined by the General Partner in its sole discretion.

Section 12(g)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), provides that a “class” includes securities that “are of substantially similar character and the holders of which enjoy substantially similar rights and privileges.”  The holders of Interests (regardless of the so-called “class” of those Interests) share pro rata in the Partnership’s profits and losses, enjoying no preferences over one another during the life of the Partnership or upon dissolution and otherwise have identical rights under the Limited Partnership Agreement, the only differences among the “classes” being the payment of certain fees and the minimum investment required.  Although the Partnership uses the term “Class” to distinguish the three types of Interest, the Partnership does not believe that different fees and investment minimums are sufficient differences to make them three separate “classes” under Section 12(g) of the Exchange Act.

(ii)           The General Partner

Altegris Portfolio Management, Inc. is an Arkansas corporation formed in 1985 as Rockwell Futures Management, Inc. (“Rockwell”).  It became a member of NFA in November 1985 and has been a CFTC registered CPO since December 1985.  It was also registered as a CTA from December 1985 until January 2002.  It has also been registered with the State of California as an investment adviser since March 2004.  In July 2002, all of the outstanding shares of Rockwell were sold to Altegris Capital, L.L.C. (“Altegris Capital”) and its name was changed to Altegris Portfolio Management, Inc.  In 2007, it began doing business as APM Funds.  APM Funds’ principal office is located at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439; its telephone numbers there are 858-875-8725 or 888-351-8485 and its facsimile number is 303-674-0437.  APM Funds also maintains a branch office at 1200 Prospect Street, Suite 400, La Jolla, California 92037; its telephone number there is 858-459-7040 and its facsimile number is 858-456-9209.

(iii)           The Advisor

Quantitative Investment Management LLC is a Virginia limited liability company organized on May 27, 2003.  QIM became registered as a CTA in 2004 and a CPO in 2005 and is a member of NFA.  QIM has overall responsibility for managing the business and affairs of the Partnership.  QIM currently trades 35 accounts, including the account of the Partnership, pursuant to QIM’s “Global Program.”  QIM has been trading the Global Program since December 2001.

(iv)           The Trading Program

Predictive Modeling.  QIM believes that financial markets are not entirely efficient and that numerous small inefficiencies exist and can be exploited through the prudent use of robust analysis and predictive technologies.

QIM currently employs several thousand quantitative trading models that utilize pattern recognition to predict short-term price movements in global futures markets.  All models are tested across large data sets that expose them to a wide range of market, economic, and political environments, as well as a wide range of time frames and interactions.  Only those models that prove to be the most robust, statistically significant, and conceptually diverse are used in actual trading.  The resultant system of models offers what QIM believes to be reliable signals that guide market timing and trade allocation.

QIM’s trading strategies and models may be revised from time to time as a result of ongoing research and development seeking to devise new strategies and systems as well as to improve current methods.  The strategies and systems used by QIM in the future may differ significantly from those currently in use due to changes resulting from this research, and Limited Partners will not be informed of these changes as they may occur.

Risk Management. QIM applies risk management procedures that take into account the price, size, volatility, liquidity, and inter-relationships of the contracts traded.  The Partnership’s positions are generally balanced in a manner that allocates approximately equal amounts of measured risk to as many distinct markets as possible and during significant drawdowns in equity, QIM will reduce market exposure by scaling back the Partnership’s overall leverage.

Trading.  QIM’s trading is generally approximately 95% systematic and 5% discretionary.  All facets of the predictive models, risk management, and trade allocation are fully automated or proceduralized.  In this sense, the trading is systematic.  Discretion of QIM, however, plays a significant role in the pursuit of improvements to the Program.

QIM has different time horizons for the execution of certain trades.  For example, QIM may have certain trades executed at the beginning of the trading day while giving the executing broker limited discretion with respect to other trades.

Markets Traded.  QIM currently trades or monitors the following markets, but may add or delete markets from this universe of tradable markets in its discretion if QIM’s research demonstrates that such an addition or deletion would enhance the program’s performance:

Currencies	Stock Indices	Interest Rates
Euro	E-Mini S&P 500 (USA)	US 10-Year Note
British Pound	E-Mini Nasdaq 100 (USA)	US 30-Year Bond
Japanese Yen	E-Mini Russell 2000 (USA)	US 2 Year Note
Australian Dollar	DAX (Germany)	US 5 Year Note
Canadian Dollar	DJ Euro Stoxx 50 (Europe)	Eurodollar
Mexican Peso	FTSE 100 (Great Britain)	Euro-Bund
Swiss Franc	Nikkei 225 (Japan)	Euribor
	KOSPI	Euro-Schatz
Energies	Hang Seng (Hong Kong)	Euro-Bobl
Globex Crude Oil	S&P ASX 200 (Australia)	Long Gilt
Brent Crude Oil	MSCI Taiwan	Short Sterling
London WTI Crude Oil	FTSE/JSE Top 40 (South Africa)	JGB
Natural Gas	CAC-40 (France)
Heating Oil	AEX (Netherlands)
Unleaded Gas	S&P/MIB (Italy)
GasOil	IBEX 35 (Spain)

Grains	Softs	Metals
Corn	Cocoa	Gold
Soybeans	Coffee	Silver
Wheat	Cotton	Copper
Sugar

All markets are futures markets or interbank currency markets.

QIM seeks to profitably trade each of these markets while taking advantage of the diversification available from such a varied list of futures contracts.  QIM’s trading program often takes opposing long and short positions within the same or related classes of correlated futures, which, taken in conjunction with the effect of diversification across a broad range of contracts, generally results in reduced market exposure than trading a single market with similar leverage.

A substantial portion of the equity in the Partnership’s account is invested in U.S. government and agency securities and other liquid, high-quality instruments at the direction of the Custodian (as defined below).  QIM will target an average margin to equity level of between 5% and 20%.  The actual percentage of assets committed to margin at any time may be higher or lower than the target level.

(v)           Use of Proceeds

It is expected that between 5% and 20% of the Partnership’s assets generally will be held as initial margin or option premiums (in cash or Treasury securities) in the Partnership’s brokerage accounts at its clearing broker, Newedge USA, LLC (“Newedge USA”), a futures commission merchant (“FCM”), and available for trading by QIM in Commodity Interests on behalf of the Partnership.  Interest on Partnership assets held at Newedge USA in cash or Treasury securities will be credited to the Partnership as described under “Charges.”  Depending on market factors, the amount of margin or option premiums held at Newedge USA could change significantly, and all of the Partnership’s assets are available for use as margin.  The Partnership may also retain other brokers and/or dealers from time to time to clear or execute a portion of Partnership trades made by QIM.

Certain market factors could cause the percentage of the Partnership’s assets required to be deposited as initial margin to differ significantly from the amounts described above.  For example, futures exchanges will impose, and may increase margin requirements on, particularly volatile futures contracts.  Similarly, exchanges impose margin requirements on writers of options in amounts based on the margin required for the futures contract(s) underlying the options, plus an amount substantially equal to the current premium for the options – which in each case will fluctuate as exchanges change margin requirements in response to trading in the markets.  The margining of Commodity Interests permits the Partnership to leverage its assets and obtain market exposure of 5 to 20 times the Partnership’s total assets.  Leverage magnifies losses as well as gains and an adverse market movement could result in the total loss of Partnership funds deposited as margin and require the deposit of additional funds in order for the Partnership to maintain its open positions in Commodity Interests.  All of the Partnership’s assets are available to be used as margin.

With respect to Partnership assets not held at Newedge USA as described above, but deposited with Wilmington Trust Company (the “Custodian”), the portion not held in checking, money market or other bank accounts (and used to pay Partnership operating expenses) will be invested in liquid, high-quality short-term securities at the direction of the Custodian.  The Partnership’s custody and investment management agreement with the Custodian permits the Custodian to invest in U.S. government and agency securities, other securities or instruments guaranteed by the U.S. government or its agencies, CDs, time deposits, banker’s acceptances, commercial paper, and repurchase agreements — subject in each case to specific diversification, credit quality and maturity limitations.

The percentage of the Partnership’s assets deposited with these firms is also subject to change in the General Partner’s sole discretion.  The Partnership’s assets will not be commingled with the assets of any other person.  Depositing the Partnership’s assets with banks or Newedge USA, or other clearing brokers, as segregated funds is not commingling for these purposes.

(vi)           Charges

The Partnership pays all of its ongoing liabilities, expenses and costs, including the charges described in the chart below.  Additional explanation of certain terms used in the chart below immediately follows it.

FEES PAID BY THE PARTNERSHIP
Entity	Form of Compensation	Amount of Compensation
APM Funds (General Partner)	Management fee
Class A Interests:  0.104% of the “management fee net asset value” (see certain terms and definitions below) of the month-end capital account balances of all Class A Interests (1.25% per annum).

Class B Interests:  0.104% of the management fee net asset value of the month-end capital account balances of all Class B Interests (1.25% per annum).

Institutional Interests: 0.0625% of the management fee net asset value of the month-end capital account balances of all Institutional Interests (0.75% per annum).

Various	Organizational and initial offering costs
Actual organizational and initial offering costs incurred through October 1, 2009 were $50,974, which was advanced to the Partnership by the General Partner.  The final amount of such costs is estimated at $75,000.  The Partnership will reimburse the General Partner for the organizational and initial offering costs advanced in monthly installments over a 60-month period, beginning with the thirteenth month the Partnership commences operations; provided that if the Partnership is liquidated prior to the General Partner being fully reimbursed, the General Partner, not the Partnership, shall bear the amount of the unreimbursed organizational and initial offering costs.

Altegris Investments, Inc., as selling agent; other selling agents	Continuing compensation
Class A Interests: 0.166% of the “month-end net asset value” (see certain terms and definitions below) apportioned to each Class A Interest sold by selling agents (2% per annum).

Institutional Interests (if applicable and as disclosed to the Institutional Interest investor): 0.0417% of the month-end net asset value apportioned to any Institutional Interest whose selling agent elects to receive continuing compensation (0.50% per annum).

Quantitative Investment Management LLC (QIM or Advisor)	Incentive fee
30% of quarterly Trading Profits applicable to each Class of Interest will be paid at the end of each quarter by the Partnership to QIM.  Trading Profits are calculated without regard to interest income and after reduction for brokerage charges and administrative and management fees, but without reduction for any other Partnership expenses.

Newedge USA, LLC (Clearing Broker); other clearing brokers	Brokerage commissions, transaction fees and interest income
Brokerage commission charges of $9.75 per round-turn for trades on both U.S. exchanges and most foreign exchanges. Brokerage commissions for certain contracts on some foreign exchanges may be substantially higher.  Commission rates per round-turn charged by clearing brokers other than Newedge USA, if any, may differ and could be higher.  Newedge USA may maintain Partnership assets on deposit with them in cash or Treasury securities and will credit the Partnership with the lesser of actual interest earned by the Partnership or 95% of the 30 day Treasury bill rate.

Altegris Investments, Inc. (Introducing Broker)	Brokerage charges, commissions, transaction fees and interest income
Monthly brokerage charges equal to the greater of (A) actual commissions of $9.75 per round-turn (higher for certain exchanges or commodities) multiplied by number of round-turn trades, which amount includes other transaction costs; or (B) an amount equal to 0.125% of the management fee net asset value of all Interest holders’ month-end capital account balances (1.50% annually).  If actual monthly commissions and transaction costs in (A) above are less than the amount in (B) above, the Partnership will pay the difference to the Introducing Broker as payment for brokerage-related services.  In any month when the amount in (A) is greater than the amount in (B) above, the Partnership pays only the amount described in (A) above.

Various service providers	Periodic operating expenses, fixed administrative fee, fees of the Custodian and its sub-advisor, and other expenses
The Partnership generally pays its operating expenses as they are incurred.  However, during at least the first twelve months after the Partnership commences trading, the General Partner has agreed to limit the operating expenses paid by the Partnership to 1/12th of 0.5% of the month-end capital account balances of all Interests for such month (the “Operating Expense Cap”).  To the extent that (A) such expenses are greater than the Operating Expense Cap for any month or (B) the Operating Expense Cap exceeds such expenses for any month, the excess expenses or remaining portion of the Operating Expense Cap will carry over to the following month(s) and be included in the calculation of the Operating Expense Cap for such month(s).  In the event that the operating expenses during the first twelve months of trading operations exceed the Operating Expense Cap, such excess will be borne by the General Partner.

A fixed administrative fee of 0.0275% of the management fee net asset value of the month-end capital account balance of all Class A and Class B Interests is payable to the General Partner to help defray the ongoing expenses of operating the Partnership (0.333% per annum).

	Extraordinary expenses	For example, indemnification expenses, litigation expenses and other non-recurring expenses. Due to the nature of these expenses, they are not subject to estimate.

“Capital account balance” means the net asset value attributable to each Partner’s capital account, consisting of initial and additional capital contributions, less withdrawals of capital and any distributions made to Partners, and other adjustments as set out in the Limited Partnership Agreement, including, but not limited to, adjustments for deductions of fees and expenses, and for net profits, net losses and tax allocations.

“Management fee net asset value” means the net asset value apportioned to each Partner’s capital account at the beginning of the month, before deduction for any accrued incentive fees related to the current quarter.  Net asset value is to be determined on the basis of  United States generally accepted accounting principles, consistently applied, unless otherwise specified.  Management fee net asset value will include the sum of all cash, U.S. Government obligations or other securities at market value, accrued interest receivable, and the current market value of all open Commodity Interest positions, as indicated by the settlement prices determined by the exchanges on which such positions are maintained.

“Month-end net asset value,” as used in the computation selling agents’ continuing compensation, is calculated prior to any adjustment for subscriptions or redemptions effective for the end of the month.

“Trading Profits” (for purposes of calculating incentive fees paid by the Partnership to QIM only) during a calendar quarter means cumulative realized and change in unrealized profits and losses during the quarter which result from QIM’s trading (over and above the aggregate of previous period profits as of the end of any prior quarter) without regard to interest income and after reduction for brokerage charges, General Partner administrative and management fees.

“Incentive fees” payable to QIM on Trading Profits are accrued for purposes of calculating net asset value only.  Incentive fees are calculated separately for each Limited Partner’s Interest.  If Trading Profits for a quarter as to an Interest are negative, such losses shall constitute a “Carryforward Loss” for the beginning of the next quarter.  No incentive fees are payable as to any Interest until future Trading Profits as to that Interest for the following quarters exceed any Carryforward Loss.  Therefore, QIM will not receive an incentive fee unless it generates new Trading Profits for an Interest.  An incentive fee will not be refunded by virtue of subsequent losses.  If a Limited Partner makes a partial redemption from the Partnership when there is a Carryforward Loss with respect to its capital account, the amount of the Carryforward Loss for such Limited Partner will be reduced for future periods by the ratio obtained by dividing the amount of the redemption by such Limited Partner’s capital account prior to such redemption.  If all or some of a Limited Partner’s Interest is redeemed at any time other than on a calendar quarter-end, the effective date of such redemption will be treated as a calendar quarter-end for purposes of determining the amount of such incentive fee and the definition of Trading Profits, and the applicable incentive fee at such time will be charged to the redeeming Limited Partner in the proportion that the redeemed Interest bears to such Limited Partner’s total Interest immediately before the redemption.

(vii)           Conflicts of Interest

Relationship between APM Funds and Altegris.  APM Funds and Altegris are subsidiaries of the same holding company, Altegris Capital, L.L.C.  As General Partner, APM Funds is responsible for, among other things, selecting the Partnership’s commodity brokers and selling agents.  Altegris is a selling agent for the Partnership.  As the Partnership’s selling agent, Altegris will receive continuous compensation from the Partnership in the form of a monthly fee allocable to the outstanding Class A and Institutional Interests it sells (if an ongoing fee is charged with respect to Institutional Interests), and may also receive upfront selling commissions.  Altegris may also receive from the General Partner a portion of the management fees paid to the General Partner by Interest holders.  Altegris may remit all or a portion of the upfront selling commissions, continuous compensation and/or management fees that it receives from the Partnership or the General Partner to its principals who are also principals of the General Partner.  As a result, the General Partner and its principals have a conflict of interest between their fiduciary duty to the Partnership to select selling agents that may act in the Partnership’s best interest and their interest, financial and otherwise, in having Altegris act in such capacity for the Partnership.  In addition, the General Partner is responsible for selecting the Partnership’s trading advisor.  Because Altegris, an affiliate of the General Partner, acts as an IB to Newedge USA and receives a portion of the Partnership’s brokerage commissions paid to Newedge USA and brokerage charges paid by the Partnership, the General Partner has a conflict of interest between its interest in selecting the best trading advisor for the Partnership and its interest in selecting a trading advisor that may trade more frequently through Newedge USA (or another clearing broker for which Altegris may act as IB in the future) and in turn generate higher commission income for the General Partner’s affiliate, Altegris.  In addition, Altegris receives a portion of the interest income earned on the Partnership’s assets.  Since Altegris receives a portion of the interest income received on the assets maintained at Newedge USA, and not on those assets maintained at the Custodian, it has a conflict of interest in allocating more of the Partnership’s assets to Newedge USA than to the Custodian.  The terms upon which Altegris renders services to the Partnership and receives commissions, interest and continuing compensation were not negotiated at arm’s length.

Altegris Acts as the Partnership’s Introducing Broker.  Altegris is an IB to Newedge USA and has introduced the Partnership’s account to Newedge USA, which clears the Partnership’s futures trades.  As such, Newedge USA pays Altegris a portion of the brokerage commissions that are paid to it by the Partnership, and a portion of the interest income that Newedge USA earns on the Partnership’s assets.  Although the portion of the brokerage commissions paid by Newedge USA to Altegris on the Partnership’s trading was negotiated by the General Partner, the brokerage commission and transaction fee rate paid by the Partnership to Newedge USA was determined by the General Partner without negotiation.  Similarly, the terms under which brokerage charges may be paid by the Partnership to the Introducing Broker, and the services provided by the Introducing Broker to the Partnership, were not negotiated at arm’s length.  Also, the percentage of the interest income paid by Newedge USA to Altegris was negotiated by the General Partner, an affiliate of the Introducing Broker.  There is no guarantee that the commission rates paid by the Partnership, or the total brokerage charges and other transaction-related costs paid by the Partnership, will be at the lowest rates available, nor is there a guarantee that the Partnership might not receive more interest income if it selected another FCM as its clearing broker.  In fact, certain other accounts of QIM, Newedge USA (and its affiliates) and Altegris pay lower overall brokerage commissions and fees and transaction rates than those paid by the Partnership.  Future arrangements with clearing brokers other than Newedge USA, if entered into by the Partnership, could raise similar or different conflicts of interests, depending on the particular nature of any such arrangements.  A conflict of interest exists between Altegris and its affiliates and their interest in generating fee revenue, and the Partnership and its Interest holders, in minimizing the fees and expenses of the Partnership.

Other Investment Products and Customers/Compensation.  Because the General Partner (an affiliate of Altegris) acts as the Partnership’s general partner, and receives fees for its services in addition to those received by Altegris for sales, the overall fees received by the General Partner and Altegris could be higher than fees received by Altegris for the sales of products for which it acts only as a selling agent.  Accordingly, Altegris may have an incentive to offer and sell Interests in the Partnership instead of other products.  Altegris may pay its registered representatives a higher level of compensation to sell Interests in the Partnership than it pays such representatives to sell other products, which would provide an incentive to sell Interests in the Partnership rather than other investment products.

Other Commodity Pools.  The General Partner acts as the general partner or managing member, as applicable, for three other privately offered, speculatively traded commodity pools, the assets of which are advised by commodity trading advisors other than QIM.  It may have a financial incentive to favor those pools (or others it may form in the future) over the Partnership, for example, if those other pools pay higher fees to APM Funds than the Partnership.  Such other pools may compete with the Partnership for futures and/or forward contract positions or may take positions opposite those taken by the Partnership, and the General Partner does not make any effort to ensure consistency with respect to trading or results across the commodity pools for which it serves as general partner.  Similarly, the General Partner has not undertaken to devote any particular amount of its business time or resources to the management of the Partnership or any other commodity pool for which it serves as general partner.

Possible Effects of Competition.  Because other traders may use trading strategies similar to those of QIM and/or trade in the same markets as QIM, there may be competition for the same Commodity Interests.  Accounts currently managed by QIM seek execution of trading orders similar to those of the Partnership.  In addition, the General Partner, Altegris, Newedge USA, and their affiliates may trade for their own accounts or the accounts of their principals.  Accounts managed by QIM and its principals are aggregated for purposes of applying the speculative position limits.  If those limits are reached in any Commodity Interest, QIM would need to close out open positions in such Commodity Interest to avoid exceeding such limits.

QIM and its principals and employees may invest in programs managed by QIM.  The principals of QIM may trade futures for their own proprietary accounts, however QIM employees may not trade futures contracts for their own accounts.  For such accounts, QIM and its principals may use trading approaches that are the same as, or different from, the QIM trading programs.  QIM and its principals may compete with a client’s account for similar positions in the markets or may take positions that are opposite or ahead of positions taken in a client’s account.  Neither QIM nor its principals will intentionally favor a proprietary account over a client account.  Records of such proprietary trading will not be available for inspection by any Limited Partner.  QIM has established investment funds and trading programs that may compete directly with the Partnership with respect to trading opportunities and the execution of the Partnership’s trades.  These trading and execution conflicts may be exacerbated in illiquid markets.  QIM and its employees, however, will not knowingly trade for the accounts of clients other than the Partnership or for their own accounts in a manner that is detrimental to the Partnership, nor will they seek to profit from their knowledge that the Partnership intends to engage in particular transactions.

QIM and its employees will act in a fair and reasonable manner in allocating suitable investment opportunities among their client and proprietary accounts.  No assurance can be given, however, that (i) Partnership will participate in all investment opportunities in which other client or proprietary accounts QIM or its employees participate, (ii) particular investment opportunities allocated to client or proprietary accounts other than Partnership will not outperform investment opportunities allocated to the Partnership or (iii) equality of treatment between Partnership, on the one hand, and other client and proprietary accounts, including other investment funds, of QIM, on the other hand, will otherwise be assured.

QIM is not required to devote its full time or any material portion of its time to the Partnership.  QIM and its employees are currently involved in, and may in the future become involved in, other business ventures, including other investment funds whose investment objectives, strategies and policies are the same as or similar to those of the Partnership.  The Partnership will not share in the risks or rewards of such other ventures, and such other ventures compete with the Partnership for the time and attention of QIM and its employees.

Continuing Compensation.  The Partnership will pay the selling agents (including Altegris) selling agent continuing compensation on Class A Interests, and in certain cases, at the election of a selling agent and with the consent of the investor, on Institutional Interests.  Because this compensation is based on the value of the Interests they sold which are outstanding at month end, they have a conflict of interest in advising Limited Partners about whether they should redeem their Interests.

Other Activities of Newedge USA and Its Affiliates.  As part of its commodity brokerage services, certain account executives of Newedge USA and its affiliates offer and service discretionary and non-discretionary commodity account programs for customers.  The selection of commodity trades for such accounts is made by the particular account executive handling the accounts or by a CTA engaged for such purpose.  Neither Newedge USA nor its employees and affiliates will perform any advisory services for the Partnership.

Duties to Contract Markets and NFA.  Certain officers, directors and employees and principals of the General Partner, Altegris, Newedge USA and QIM serve, and may serve, on various committees and boards of U.S. commodity exchanges and NFA.  In that capacity, they may assist in establishing rules and policies, and have a fiduciary duty to the exchanges and NFA, and are required to act in their best interests, even if the action may be adverse to that of the Partnership.

(viii)         Allocation of Profit and Loss

With respect to each Limited Partner, there shall be deducted from the capital account of such Limited Partner all Partnership expenses for such month.  Net profits or net losses during any month shall be allocated as of the end of such month to the capital accounts of all the Partners in the proportion which each Partner’s capital account as of the beginning of such month bore to the sum of the capital accounts of all the Partners as of the beginning of such month.  With respect to each Limited Partner who has been allocated Trading Profits to its capital account for a month, there shall be deducted from the capital account of such Limited Partner the incentive fee payable to the Partnership’s Advisor (subject to reversal for losses if the end of such month is not also a calendar quarter-end).

(ix)           Reporting

Pursuant to current CFTC Regulations, the General Partner will deliver a statement of account describing the Partnership’s monthly performance (Monthly Statement).  In addition, the General Partner will deliver an annual audited financial statement containing certified financial statements prepared by an independent accounting firm (Annual Report) as well as year-end tax information about the Partnership as necessary for Limited Partners to prepare their annual federal income tax returns (Form 1065, K-1) within ninety (90) days of the Partnership’s fiscal year end.

Items 101(h)(4)(i) through (xii) are not applicable.

APM Funds is registered with the CFTC as a CPO and QIM is registered with the CFTC as a CPO and CTA.  Both APM Funds and QIM are also members of NFA.

The CFTC has delegated to NFA responsibility for the registration of “commodity trading advisors,” “commodity pool operators,” “futures commission merchants,” “introducing brokers” and their respective associated persons and “floor brokers” and “floor traders.”  The Commodity Exchange Act requires commodity pool operators such as APM Funds, commodity trading advisors such as QIM and commodity brokers or futures commission merchants (“FCMs”) such as Newedge USA and introducing brokers such as Altegris to be registered and to comply with various reporting and record keeping requirements.  CFTC regulations also require FCMs and certain introducing brokers to maintain a minimum level of net capital.  In addition, the CFTC and certain commodities exchanges have established limited referred to as “speculative position limits” on the maximum net long or net short speculative positions that any person may hold or control in any particular futures or options contracts traded on U.S. commodities exchanges.  All accounts owned or managed by QIM will be combined for position limit purposes.  QIM could be required to liquidate positions held for the Partnership in order to comply with such limits.  Any such liquidation could result in substantial costs to the Partnership.  In addition, many futures exchanges impose limits beyond which the price of a futures contract may not trade during the course of a trading day, and there is a potential for a futures contract to hit its daily price limit for several days in a row, making it impossible for QIM to liquidate a position and thereby experiencing a dramatic loss.  Currency forward contracts currently are not subject to regulation by any U.S. government agency.

All persons who provide services directly to the Partnership (as opposed to those persons who provide services through a third-party service provider) are employed by Altegris.  The Partnership has no employees of its own.

Financial Information About Geographic Areas

The Partnership has no operations in foreign countries although it trades on foreign exchanges and other non-U.S. markets.  The Partnership does not engage in sales of goods or services.

Item 1A:                   RISK FACTORS

Information not required.

Item 2:                      FINANCIAL INFORMATION

The Partnership commenced operations on October 1, 2009.  The Partnership has not yet completed a full month of operations.

Item 3:                      PROPERTIES

The Partnership does not own or use any physical properties in the conduct of its business.  Employees of Altegris perform all administrative services for the Partnership from offices at 1202 Bergen Parkway, Suite 212, Evergreen, Colorado 80439 or at 1200 Prospect St., Suite 400, La Jolla, California 92037.

Item 4:                      SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

(a)	Security ownership of certain beneficial owners

As of November 2, 2009 APM Funds knows of the following persons who beneficially own more than 5% of the Interests:

Name and Address	Value of Interests	Percentage*
Family Investment Partners, LP 201 Main Street, Suite 2001 Fort Worth, TX 76102	$983,600	5.23%
Burns Investments LLC 2055 Woodside Road, Suite 250 Redwood City, CA 94061	$983,600	5.23%

Saul Pohn Irrevocable Trust 8703 Glenfield Way Louisville, KY 40241	$1,176,000	6.26%
James E. McCrink Trust 2-08-06 2540 South Maryland Parkway #178 Las Vegas, NV 89109	$1,000,000	5.32%
* “Percentage” is calculated based on the value of a Limited Partners’ capital account relative to the value of all Limited Partners’ capital accounts.  The value of Interests and percentages are calculated on the basis of estimates of the Partnership’s net asset value as of October 29, 2009, the most recent date for which such estimates are available.  The General Partner does not expect the final value of Interests or percentages to differ materially from what is reported above.

(a)	Security Ownership of Management

The Partnership has no officers or directors.  Under the terms of the Limited Partnership Agreement, the Partnership’s affairs are managed by APM Funds, which has delegated discretionary authority over the Partnership’s trading to QIM.  APM Funds and the principals of APM Funds may purchase Interests.  As of November 2, 2009, the following principals of APM Funds owned Interests in the Partnership:

	Value		Percentage***
Name	Direct	Indirect	Direct	Indirect
APM Principals as a Group	$49,180	$984	0.26%	0.0001%
Jon C. Sundt*		$984		0.0001%
Robert Amedeo**	$49,180		0.26%
* Held via a family trust.
** Held jointly with his spouse.
                *** “Percentage” is calculated based on the value of a Limited Partners’ capital account relative to the value of all Limited Partners’ capital accounts.  The value of Interests and percentages are calculated on the basis of estimates of the Partnership’s net asset value as of October 29, 2009, the most recent date for which such estimates are available.  The General Partner does not expect the final value of Interests or percentages to differ materially from what is reported above.

(c)	Changes in Control

None.

Item 5:  DIRECTORS AND EXECUTIVE OFFICERS

(a), (b)     Identification of Directors and Executive Officers.

The Partnership has no officers, directors, or employees.  The Partnership’s affairs are managed by APM Funds (although it has delegated trading and investment authority to QIM and administrative duties to Altegris, which is wholly-owned by Altegris Capital).  Altegris Capital is owned by Messrs. Jon C. Sundt (directly and indirectly through family trusts), Robert J. Amedeo, Matthew C. Osborne, and Richard G. Pfister.  Messrs. Sundt, Amedeo and Osborne founded Altegris Capital in February 2002.  Mr. Pfister became a member in April 2004.  Each of Messrs. Sundt, Amedeo, Osborne, and Pfister is a director of APM Funds.  Altegris Capital is a holding company and is not actively engaged in any business.

Jon C. Sundt (age 48) is an officer and a director of APM Funds, becoming its President in October 2004, and prior to that serving as its Vice President from July 2002 to October 2004.  During that period, he has also been (1) the President and a director of Altegris, an IB, broker dealer and affiliate of APM Funds; (2) a managing member of Altegris Capital; and (3) the President of International Traders Research, Inc. (“ITR”), an affiliate of APM Funds, which provides informational, software and research services to its affiliates and their clients, and also to third party subscribers.  Mr. Sundt attended the University of California San Diego.  Mr. Sundt became a principal of APM Funds in July 2002 and became a branch manager and an associated person of APM Funds in October 2007.

Robert J. Amedeo (age 56) is an officer and director of APM Funds, has been a Vice President of APM Funds since October 2004, and prior to that served as APM Funds’ President from July 2002 until October 2004.  During that period, he has also been (1) an Executive Vice President and director of Altegris, an IB and Broker-Dealer affiliate of APM Funds, (2) a managing member of Capital, and (3) an officer and director of ITR.  In addition to his responsibilities as an officer and director of APM Funds and Altegris, Mr. Amedeo has pursued business development projects for the companies and their affiliates.  Mr. Amedeo is a graduate of Northwestern University and received a Juris Doctor degree from DePaul University.  He became a principal and associated person of Rockwell, the predecessor to APM Funds, in November 1985.

Matthew C. Osborne (age 45) is an officer and director of APM Funds, and has held the office of Vice President of APM Funds since July 2002.  During that period, he has also been (1) an Executive Vice President, a director of, and Chief Investment Officer for, Altegris, (2) a managing member of Altegris Capital, and (3) an officer and director of ITR.   Mr. Osborne became a principal of APM Funds in July 2002.

Richard Pfister (age 38) is an officer and director of APM Funds since October 2004, at which time he was appointed as a Vice President of APM Funds.  He also became an Executive Vice President and a director of Altegris, in April 2004; he became a member of Altegris Capital on April 2004 and a manager in May 2008.  Prior to April 2004, he was a registered representative of Altegris where his responsibilities, in addition to sales, included researching alternative investments, conducting due diligence, and providing support to institutional clientele.  Mr. Pfister graduated from the University of San Diego and holds the Chartered Alternative Investments Analyst designation.

None of the individuals listed above currently serves as a director of a public company.

(c)	Identification of Certain Significant Employees

None.

(d)	Family Relationships

None.

(e)	Business Experience

See above.

(f)	Involvement in Certain Legal Proceedings

None.

(g)	Promoters and Control Persons

None.

Item 6:                      EXECUTIVE COMPENSATION

The Partnership has no officers, directors, or employees.  None of the principals, officers, or employees of APM Funds or Altegris receives compensation from the Partnership.  All persons serving in the capacity of officers or executives of APM Funds, the General Partner of the Partnership, are compensated by Altegris and/or Altegris Capital in respect of their respective positions with Altegris or Altegris Capital.  APM Funds receives a monthly management fee equal to 1/12 of 1.25% of the management fee net asset value of the month-end capital account balances attributable to Class A and Class B Interests and equal to 1/12 of 0.75% of the management fee net asset value of the month-end capital account balances attributable to Institutional Interests.  APM Funds also receives a monthly administrative fee equal to 1/12 of 0.333% of the management fee net asset value of the month-end capital account balances attributable to Class A and Class B Interests.

Altegris receives continuing monthly compensation from the Partnership equal to 1/12 of 2% of the month-end net asset value of Class A Interests sold by Altegris.

Altegris, in its capacity as Introducing Broker to the Partnership, may receive compensation for brokerage-related services.  The Partnership will pay monthly brokerage charges equal to the greater of (A) actual commissions of $9.75 per round-turn (higher for certain exchanges or commodities) multiplied by number of round-turn trades, which amount includes other transaction costs; or (B) an amount equal to 0.125% of the management fee net asset value of all Interest holders’ month-end capital account balances (1.50% annually).  If actual monthly commissions and transaction costs in (A) above are less than the amount in (B) above, the Partnership will pay the difference to the Introducing Broker as payment for brokerage-related services.  In any month when the amount in (A) is greater than the amount in (B) above, the Partnership will pay only the amount described in (A) above.

The Partnership has no other compensation arrangements.  There are no compensation plans or arrangements relating to a change in control of the Partnership or APM Funds.

Item 7:  CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

The Partnership does not engage in any transactions with APM Funds or its affiliates other than in respect of the services and payment of fees therefor described above under “Charges—Fees Paid by the Partnership.”

The Partnership has not and does not make any loans to the General Partner, its affiliates, their respective officers, directors or employees or the immediate family members of any of the foregoing, or to any entity, trust or other estate in which any of the foregoing has any interest, or to any other person.

None of the General Partner, its affiliates, their respective officers, directors and employees or the immediate family members of any of the foregoing, or any entity trust or other estate in which any of the foregoing has any interest has, to date, sold any asset, directly or indirectly, to the Partnership.

The Partnership has no directors, officers or employees and is managed by the General Partner.  The General Partner is managed by its principals, none of whom is independent of the General Partner.

Any contract for services between the Partnership and APM Funds or its affiliates may be canceled on sixty (60) days written notice without penalty upon the affirmative vote of all Limited Partners at a meeting called in accordance with the terms of the Limited Partnership Agreement.

QIM is not affiliated with the Partnership, APM Funds or Altegris.

Item 8:  LEGAL PROCEEDINGS

None.

Item 9:  MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

(a)	Market information

There is no trading market for the Interests, and none is likely to develop.  Interests may be redeemed or transferred subject to the conditions imposed by the Limited Partnership Agreement.

(b)	Holders

As of November 2, 2009 there were 133 holders of Interests.

(c)	Dividends

APM Funds has sole discretion in determining what distributions, if any, the Partnership will make to its investors.  APM Funds has no present intention to make any.

(d)	Securities Authorized for Issuance under Equity Compensation Plans

None.

Item 10:  RECENT SALES OF UNREGISTERED SECURITIES

On October 1, 2009, the Partnership sold Interests to investors in transactions that were not registered under the Securities Act of 1933, as amended (the “Securities Act”).  The aggregate consideration paid for Interests was $8,590,646 in cash.

On November 2, 2009, the Partnership sold Interests to investors in transactions that were not registered under the Securities Act.  The aggregate consideration paid for Interests was $10,885,965 in cash, including $30,000 in selling commissions.

The Interests were privately offered and sold to either “accredited investors” as defined in Rule 501(a) under the Securities Act, or to not more than 35 non-accredited investors that have, or who the Partnership reasonably believes has, such knowledge and experience in financial and business matters that each is capable of evaluating the merits and risks of the prospective investment.  All Interests in the Partnership were sold in reliance on the exemption from registration provided by Rule 506 under the Securities Act; and in each case to persons with whom the Partnership, APM Funds, Altegris Investments or other selling agents acting on behalf of APM Funds, had a pre-existing substantive relationship and with respect to whom it had been determined that the Interests were a suitable investment.  No underwriting commissions or underwriting discounts were paid by the Partnership in connection with the sale of the Interests.  Compensation paid to selling agents is described under Item 1 “Charges—Fees Paid by the Partnership”.

Item 11:  DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

The securities to be registered are Limited Partnership Interests.  Each Limited Partner in the Partnership has a separate capital account.

Dividend Rights.  APM Funds has sole discretion in determining what distributions of profits and income, if any, are made to investors.  Due to the capital appreciation investment objective of the Partnership and the fact that Interests may be redeemed monthly (see below) pursuant to the redemption rights imbedded in the Limited Partnership Agreement, APM Funds does not anticipate making distributions.

Redemption Provisions.  Limited Partners may require the Partnership to redeem some or all of their Interest in the Partnership as of the end of any calendar month on fifteen (15) days’ prior written notice to the

General Partner.  This right of redemption may not be altered unilaterally by the General Partner and any changes to this right of redemption requires the consent of Limited Partners owning more than 50% of the Interests then owned by all Limited Partners.  The General Partner may, but need not, permit redemption of partial Interests.  Redemptions will be paid only if (i) all liabilities, contingent or otherwise, of the Partnership (except any liability to Partners on account of their capital contributions) have been paid or there remains property of the Partnership sufficient to pay them, and (ii) the General Partner has received a timely Request for Redemption.  The Partnership or the General Partner may call and redeem Interests owned by any or all Limited Partners at their Net Asset Value on the date of the call, and may do so at any time and for any reason.  The Partnership and APM generally intend only to call or redeem Interests for regulatory reasons and generally would effect such call or redemption on a pro rata basis to the extent practicable.  The General Partner, on behalf of the Partnership, may take any and all action including, but not limited to, refusing to admit persons as Limited Partners or refusing to accept additional capital contributions, and requiring the redemption of the Interest of any Limited Partner, as may be necessary or desirable to assure that at all times less than twenty-five percent (25%) of the total value of  each class of equity interests in the Partnership is held by benefit plan investors.  Payment generally will be made within thirty (30) business days after the effective date of redemption, except that under special circumstances, including but not limited to inability to liquidate commodity positions as of a date of redemption, including a special redemption date, or default or delay in payments due the Partnership from commodity brokers, banks, commodity pools or other persons, the Partnership may in turn delay payment to Partners requesting redemption of Interests of the proportionate part of the Net Asset Value of the Interests equal to that proportionate part of the Partnership’s Net Asset Value represented by the sums which are the subject of such default or delay.  Redemptions are not subject to the payment of any redemption fee or penalty and holders of Interests shall have no special redemption rights on account of significant decreases in the net asset value of the Partnership.  All redemption rights attached to the Interests are imbedded in the Limited Partnership Agreement—the primary document setting forth the terms of the Interests—and not in any ancillary document or documents.

Voting Rights.  The Limited Partnership Agreement gives APM Funds the exclusive power to conduct the business of the Partnership.  Limited Partners generally have no right to vote and have no right to participate in management of the Partnership.  If APM Funds deems doing so necessary or desirable, it may amend the Limited Partnership Agreement with the consent of Limited Partners owning more than 50% of the Interests then owned by all Limited Partners.

Liquidation Rights.  Upon the occurrence of an event causing the dissolution of the Partnership, the Partnership will terminate and be dissolved.  Dissolution, payment of creditors and distribution of Partnership assets will be effected as soon as practicable.

Liability of the Limited Partners.  Except as otherwise provided by law, the Interests, when purchased in accordance with the Limited Partnership Agreement, are fully paid and non-assessable.  APM Funds will be liable for all obligations of the Partnership to the extent that the assets of the fund are insufficient to discharge such obligations.  No Limited Partner will be liable for the Partnership’s obligations in excess of the capital contributed by such Limited Partner, plus the Limited Partner’s share of undistributed profits and assets (including the Limited Partner’s obligation, as required by law, under certain circumstances to return to the Partnership distributions and returns of contributions).

Restrictions on Alienability.  The Interests are subject to restrictions on alienability.  Each Limited Partner expressly agrees in the Limited Partnership Agreement that he will not assign, transfer or dispose of, by gift or otherwise, any of his Interest or any part of all of his right, title and interest in the capital or profits of the Partnership without the written consent of APM Funds.

The following sections of Item 202 of Regulation S-K are not applicable to the Interests: (a)(1)(ii), (iii), (vi), (viii), (ix), (xi); (a)(2) through (5); (b) through (f).

Item 12:  INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Limited Partnership Agreement provides that, to the extent permitted by law, APM Funds and any affiliate engaged in the performance of services on behalf of the Partnership is indemnified for any liability or loss suffered by APM Funds or such affiliate and has no liability to the Partnership or to any Limited Partner for any liability or loss suffered by the Partnership which arises out of any action or inaction of APM Funds or such affiliate if (i) APM Funds has determined, in good faith, that such course of conduct was in the best interests of the Partnership and (ii) such liability or loss was not the result of negligence or misconduct by APM Funds or any such affiliate.

APM Funds and its affiliates are indemnified for settlements and related expenses of lawsuits alleging securities law violations, and for expenses incurred in successfully defending such lawsuits, provided that a court either (i) approves the settlement and finds that indemnification of the settlement and related costs should be made, or (ii) approves indemnification of litigation costs if a successful defense is made.

Any amounts payable to APM Funds or its affiliates under the indemnification provisions of the Limited Partnership Agreement are recoverable only out of the assets of the Partnership and not from the Limited Partners.  The Partnership will not incur the cost of that portion of liability insurance which insures APM Funds and its affiliates for any liability as to which APM Funds and its affiliates are prohibited from being indemnified.

The Partnership may, assuming compliance with applicable regulations, advance to APM Funds and its affiliates legal expenses and other costs incurred as a result of legal action initiated against it or its affiliates is permissible if the following conditions are satisfied: (i) the legal action relates to the performance of duties or services by APM Funds or its affiliates on behalf of the Partnership; (ii) APM Funds or its affiliates undertake to repay the advanced funds to the Partnership in cases in which they would not be entitled to indemnification.

Item 13: FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Index to Financial Statements

APM – QIM Futures Fund, L.P.

Page(s)

Report of Independent Registered Public Accounting Firm	20

Statement of Financial Condition as of August 31, 2009	21

Notes to the Statement of Financial Condition	22-25

Altegris Portfolio Management, Inc.

Page(s)

Report of Independent Registered Public Accounting Firm	28

Balance Sheets as of September 30, 2009 (unaudited) and December 31, 2008	29

Notes to Balance Sheets	30-36

Report of Independent Registered Public Accounting Firm

Partner of
APM-QIM Futures Fund, L.P.

We have audited the accompanying statement of financial condition of APM-QIM Futures Fund, L.P. (the “Partnership”) as of August 31, 2009. This financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the statement of financial condition presents fairly, in all material respects, the financial position of APM-QIM Futures Fund, L.P. as of August 31, 2009, in conformity with United States generally accepted accounting principles.

/s/ Spicer Jeffries LLP

Greenwood Village, Colorado
October 26, 2009

APM-QIM Futures Fund, L.P.
Statement of Financial Condition
August 31, 2009

ASSETS

Subscriptions Receivable	$ 2,000

LIABILITIES AND PARTNERS’ CAPITAL

Liabilities	$ -

Partners’ Capital
General Partner Interests	1,000
Limited Partner Interests	1,000

Total Partners’ Capital	2,000

Total Liabilities and Partners’ Capital	$ 2,000

See accompanying notes to Statement of Financial Condition.

APM-QIM Futures Fund, L.P.
Notes to the Statement of Financial Condition
August 31, 2009

Note 1:    Nature of Activities and Significant Accounting Policies

Nature of Activities

APM-QIM Futures Fund, L.P. (the “Partnership”), is a Delaware limited partnership organized in June 2009.  The Partnership will offer three Classes of Interests:  Class A, Class B and Institutional Interests and may, at the sole discretion of the General Partner, declare any Limited Partner a “Special Limited Partner”.

The Partnership expects to speculatively trade across a broad range of futures contracts and currencies.  The Partnership may in the future also trade options on futures contracts, forward contracts and other commodity interests (Commodity Interests).

Altegris Portfolio Management, Inc. (doing business as APM Funds) is the Partnership’s General Partner.  APM Funds is an Arkansas corporation registered with the Commodity Futures Trading Commission (CFTC) as a commodity pool operator.  The General Partner is a member of the National Futures Association (NFA).  The General Partner will manage all aspects of the Partnership’s business.

Quantitative Investment Management LLC (QIM) will act as the Partnership’s trading advisor.  The Trading Advisor will utilize its QIM Global Program (the “Trading Program”). QIM believes that numerous small inefficiencies exist and can be exploited through the prudent use of robust analysis and predictive technologies.  The Trading Program currently employs over 5,000 quantitative trading models that utilize pattern recognition to predict short-term price movements in global futures markets.  All models are tested across massive data sets that expose them to a gamut of market, economic, and political environments, as well as a wide range of time frames and interactions.

The Partnership was initially capitalized via subscriptions by the initial Limited Partner and the General Partner on August 31, 2009.  As of August 31, 2009, the Partnership had not admitted any partners, except for the subscriptions received from the initial Limited Partner and the General Partner.  The General Partner and each limited partner will share in the profits and losses of the Partnership in proportion to their respective ownership interests.

On September 30, 2009 the initial Limited Partner contributed $1,000 in cash and on October 1, 2009 the General Partner contributed $1,000 in cash to the Partnership to fund their subscriptions.  The Partnership commenced operations on October 6, 2009 with $8,590,646 received from the subscriptions from the limited partners and the General Partner.

Significant Accounting Policies

The following are the significant accounting policies of the Partnership:

Basis of Presentation—The statement of financial condition has been prepared in accordance with United States generally accepted accounting principles.

Use of Estimates—The preparation of the statement of financial condition in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the statement of financial condition and accompanying notes. Actual results could differ from those estimates.

APM-QIM Futures Fund, L.P.
Notes to the Statement of Financial Condition
August 31, 2009

Revenue Recognition—Purchases and sales of futures, options on futures, and forward contracts will be recorded on the trade date, and open contracts will be reflected in the statement of financial condition as the difference between the original contract value and the market value with the change in unrealized gains (losses) from one period to the next reflected in the statement of operations. Gains or losses are realized when contracts are liquidated.

Valuation—The majority of the Partnership’s positions will be exchange-traded futures contracts, which will be valued at market daily at settlement prices published by the exchanges. Any spot and forward foreign currency contracts held by the Partnership will also be valued at the published daily settlement prices or at dealers’ quotes.

Income Taxes—The Partnership is a partnership for federal income tax purposes and, as such, Partnership income or loss will be includable in the income tax returns of the individual partners.

Note 2:    Partners’ Capital

There will be three classes of Interests: Class A, Class B and Institutional.  The Interests will be offered on a continuous basis; subscriptions received and accepted by the General Partner as of the close of business on the last business day of each calendar month are contributed to the Partnership effective the first business day of the following month.

Class A Interests are generally intended for those subscribers purchasing Interests through a broker-dealer selling agent and whose initial subscription is between $10,000 and $1,499,999.   Class A Interest holders will pay the broker-dealer selling agent a fee as described in Note 3.

Class B Interests are generally intended for those subscribers purchasing Interests through a fee-based advisory program and whose initial subscription is between $10,000 and $1,499,999.  Broker-dealer firms that have signed a selling agreement with the Partnership and/or registered investment advisers that refer subscribers to the Partnership through such broker-dealer firms, and their respective employees, are eligible to purchase Class B Interests.  Class B Interests will not pay any broker-dealer selling agent fees.

Institutional Interests are generally intended for subscribers that (i) initially subscribe for at least $1.5 million in Interests, regardless of whether they purchase their Interests through a broker-dealer or a fee based advisory program, or that are (ii) entities, or individuals (including their affiliates and related entities), that in the aggregate have assets of at least $25 million, or (iii) hedge and commodity funds.  The General Partner, its affiliates and their employees are eligible to purchase Institutional Interests.  The minimum subscription for subscribers that meet the definition of Institutional Investor will be determined by the General Partner in its sole discretion.  Institutional Interest holders may pay the broker-dealer selling agent a fee as described in Note 3.

For all Classes, the minimum additional investment is $10,000.

Redemptions may be made by a limited partner as of the last trading day of any month at the net asset value of the redeemed Interests (or portion thereof) on that date, on fifteen (15) days prior written notice to the General Partner.

APM-QIM Futures Fund, L.P.
Notes to the Statement of Financial Condition
August 31, 2009

Note 3:    Partnership Fees and Expenses

Incentive Fee—Each Class of Interests will pay the Trading Advisor a quarterly incentive fee, as of the end of each calendar quarter, in the amount of 30% of the Trading Profits, if any.

Organizational Expenses— The Partnership’s organizational and initial offering costs and expenses will initially be borne by the General Partner. The Partnership will reimburse the General Partner in monthly installments over a 60-month period commencing with the thirteenth month after the Partnership commences operations, in order to distribute those costs more equitably among all investors. The General Partner in its sole discretion may determine not to be reimbursed for, and if so will bear the pro rata portion of, the Partnership’s organizational and initial offering costs and expenses attributable to, certain classes of Interests.

In the event the Partnership is liquidated prior to its reimbursement to the General Partner of organizational and initial offering costs and expenses, such remaining costs and expenses will be borne by the General Partner.

Brokerage Expenses— Monthly brokerage charges equal to the greater of (A) actual commissions of $9.75 per round-turn (higher for certain exchanges or commodities) multiplied by number of round-turn trades, which amount includes other transaction costs; or (B) an amount equal to 0.125% of the management fee net asset value of all Interest holders’ month end capital account balances (1.50% annually).  If actual monthly commissions and transaction costs in (A) above are less than the amount in (B) above, the Partnership will pay the difference to the Introducing Broker as payment for brokerage-related services. In any month when the amount in (A) is greater than the amount in (B) above, the Partnership pays only the amount described in (A) above.

General Partner Fee—Each Class of Interests will pay the General Partner a monthly general partner fee.  Class A Interests will pay 0.104% of the “management fee net asset value” of the month-end capital account balances of all Class A Interests (1.25% per annum).  Class B Interests wil pay 0.104% of the "management fee net asset value" of the month-end capital account balances of all Class B Interests (1.25% per annum).   Institutional Interests will pay 0.0625% of the management fee net asset value of the month-end capital account balances of all Institutional Interests (0.75% per annum).    The general partner fee is paid to the General Partner to compensate it for its services to the Partnership as General Partner and Commodity Pool Operator.

Administrative Expenses -  A fixed administrative fee of 0.0275% of the management fee net asset value of the month-end capital account balance of all Class A and Class B Interests is payable to the General Partner to help defray the ongoing expenses of operating the Partnership (0.333% per annum).   Institutional Interests are not charged the administrative fee.

Selling Agent Commissions— Class A Interests will be charged an ongoing monthly fee of 0.166% (2% annually) of the value of their Class A Interests outstanding at the end of each month, before adjustments for any subscriptions and redemptions for such month end, for continuing compensation to selling agents.  In addition, Investors in Class A Interests may pay their selling agent an upfront selling commission of up to 3% of the amount of the Interest they subscribe for, unless waived by the selling agent in whole or in part.

Selling agents may, at their option, elect to receive continuing compensation in connection with the acquisition of Institutional Interests sold by them. If the selling agent so elects, the Partnership will charge the capital account of such Institutional Investor an ongoing monthly fee of 0.0417% (0.50% annually) of the value of the Institutional Interest outstanding at the end of each month, before adjustments for any subscriptions and redemptions for such month end.

APM-QIM Futures Fund, L.P.
Notes to the Statement of Financial Condition
August 31, 2009

Note 4:    Financial Instruments with Off-Balance-Sheet Risk

The Partnership’s trading activities will involve derivative financial instruments, primarily futures, options on futures, and forward contracts, which have market and/or credit risk.

Market Risk:  Market risk will arise primarily from changes in the market value of financial instruments. Generally, the Partnership’s exposure will be equal to the notional value of futures contracts purchased and unlimited on such contracts sold short. As both a buyer and seller of options on futures, the Partnership will pay or receive a premium at the outset and then bear the risk of unfavorable market variations underlying the option. The risk of loss for purchased options on futures will be limited to the premiums paid; written or sold options on futures will expose the Partnership to potentially unlimited liability.

Exposure to market risk will be influenced by a number of factors, including the relationships between financial instruments, and the volatility and liquidity in the markets in which the financial instruments will be traded. In many cases, the use of derivative financial instruments may serve to modify or offset market risk associated with other transactions and, accordingly, may serve to decrease the Partnership’s overall exposure to market risk. The Partnership will attempt to control its exposure to market risk through various analytical monitoring techniques.

Credit Risk:  Credit risk will arise primarily from the potential inability of counterparties to perform in accordance with the terms of a contract. The Partnership’s exposure to credit risk associated with counterparty nonperformance will be limited to the current cost to replace all contracts in which the Partnership has a gain. Exchange-traded financial instruments, such as futures and options of futures, generally do not give rise to significant counterparty exposure due to the cash settlement procedures for daily market movements and the margin requirements of individual exchanges.

Concentration of Credit Risk:  The Partnership intends to clear all of its trades through one clearing broker. In the event the clearing broker does not fulfill its obligations, the Partnership may be exposed to risk. This risk of default depends in part on the creditworthiness of the clearing broker to these transactions. The Partnership will attempt to minimize this credit risk by monitoring the creditworthiness of the clearing broker.

Note 5:  Subsequent Events

The Partnership has performed an evaluation of subsequent events on the August 31, 2009 Statement of Financial Condition through October 26, 2009, which is the date of the Auditors’ report.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

BALANCE SHEETS

SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ALTEGRIS PORTFOLIO MANAGEMENT, INC.
TABLE OF CONTENTS

Page(s)

Report of Independent Registered Public Accounting Firm	28

Balance Sheets	29

Notes to Balance Sheets	30-36

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
Altegris Portfolio Management, Inc.

We have audited the accompanying balance sheet of Altegris Portfolio Management, Inc. as of December 31, 2008. This financial statement is the responsibility of the Company's management.  Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Altegris Portfolio Management, Inc. as of December 31, 2008 in conformity with accounting principles generally accepted in the United States of America.

/s/ SPICER JEFFRIES LLP

Greenwood Village, Colorado
March 23, 2009

ALTEGRIS PORTFOLIO MANAGEMENT, INC.
BALANCE SHEETS SEPTEMBER 30, 2009 AND DECEMBER 31, 2008

ASSETS	September 30, 2009	December 31, 2008
	(unaudited)
CURRENT ASSETS:
Cash	$ 68,451	$ 317,899
Receivables: (Notes 2 and 3)
Management fees receivable	549,636	237,879
Commissions receivable	13,123	72,930
Other receivables	387,885	152,925
Other current assets	8,424	1,858
Total current assets	1,027,519	783,491
INVESTMENTS - General partner interests in commodity
pool partnerships (Note 2)	10,260	10,437
FURNITURE, EQUIPMENT AND SOFTWARE,
net of accumulated depreciation of $42,250 and $41,773	53	530

	$ 1,037,831	$ 794,458

LIABILITIES AND SHAREHOLDER'S DEFICIT

CURRENT LIABILITIES:
Current portion of long-term debt (Note 5)	$ 494,295	$ 458,691
Commissions payable	174,369	98,334
Accounts payable	166,382	63,682
Other liabilities	79,432	30,208
Total current liabilities	914,478	650,915

LONG-TERM DEBT (Note 5)	594,040	969,283
Total liabilities	1,508,519	1,620,198
COMMITMENTS AND CONTIGENCIES (Notes 3 and 5)
SHAREHOLDER'S DEFICIT: (Note 4)
Common stock, no par value; 1,000,000 shares authorized,
200 shares issued and outstanding	10,000	10,000
Class A common stock, no par value, 10,000 shares authorized,
no shares issued	-	-
Additional paid in capital	135,391	135,391
Deficit	(616,079)	(971,131)
Total shareholder's deficit	(470,688)	(825,740)

	$ 1,037,831	$ 794,458

The accompanying notes are an integral part of these statements.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization

Altegris Portfolio Management, Inc. (the “Company”) was incorporated in Arkansas on December 2, 1985, and is registered as an investment adviser with the state of California and as a commodity pool operator with the Commodity Futures Trading Commission.  As the General Partner, Managing Member and/or commodity pool operator for investment funds (“Funds”) that engage in the speculative trading of equities, commodity futures, mutual funds and securities, the Company maintains all related books and records. In addition, the Company receives fees from related entities for consulting and administrative services.  The Company is a wholly-owned subsidiary of Altegris Capital, L.L.C. (the “Parent”).

The accompanying unaudited balance sheet as of September 30, 2009 reflects all adjustments which are, in the opinion of management, necessary for the fair presentation of the unaudited balance sheet.

Valuation of Investments

The Company adopted the provisions of Accounting Standards Codification 820 – Fair Value Measurements and Disclosures (“ASC 820”), effective January 1, 2008. Under ASC 820, fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the “exit price”) in an orderly transaction between market participants at the measurement date.

In determining fair value, the Company uses various valuation approaches. ASC 820 establishes a fair value hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable inputs be used when available. Observable inputs are those that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs reflect the Company’s assumption about the inputs market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The fair value hierarchy is categorized into three levels based on the inputs as follows:

Level 1 - Valuations based on unadjusted quoted prices in active markets for identical assets or liabilities that the Company has the ability to access. Valuation adjustments and blockage discounts are not applied to Level 1 securities. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these securities does not entail a significant degree of judgment.

Level 2 - Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

Level 3 - Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The availability of valuation techniques and observable inputs can vary from security to security and is affected by a wide variety of factors, including the type of security, whether the security is new and not yet established in the marketplace, and other characteristics particular to the transaction. To the extent

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (continued)

Valuation of Investments (concluded)

that valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Those estimated values do not necessarily represent the amounts that may be ultimately realized due to the occurrence of future circumstances that cannot be reasonably determined. Because of the inherent uncertainty of valuation, those estimated values may be materially higher or lower than the values that would have been used had a ready market for the securities existed. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for securities categorized in Level 3. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, for disclosure purposes, the level in the fair value hierarchy within which the fair value measurement falls in its entirety is determined by the lowest level input that is significant to the fair value measurement.

Fair value is a market-based measure considered from the perspective of a market participant rather than an entity-specific measure. Therefore, even when market assumptions are not readily available, the Company’s own assumptions are set to reflect those that market participants would use in pricing the asset or liability at the measurement date. The Company uses prices and inputs that are current as of the measurement date, including during periods of market dislocation. In periods of market dislocation, the observability of prices and inputs may be reduced for many securities. This condition could cause a security to be reclassified to a lower level within the fair value hierarchy.

Investments in Funds are typically valued utilizing the net asset valuations provided by the underlying Funds and/or their administrators. Company management considers subscription and redemption rights, including any restrictions on the disposition of the interest in its determination of fair value. Investments in Funds are included in Level 3 of the fair value hierarchy.

Furniture, Equipment and Software

Furniture, equipment and software is stated at cost less accumulated depreciation.  Depreciation is provided on the declining balance method, based on estimated useful lives of five to seven years.

Income taxes

The Company is included in the consolidated income tax return of its parent.  As such, it has elected to be taxed under Subchapter S of the Internal Revenue Code.  Accordingly, taxable income or loss of the Company will be allocated to its shareholders, who are responsible for the payment of the taxes thereon.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 1 -       ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES (concluded)

Use of Estimates

The preparation of the balance sheet in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements.  Management believes that the estimates utilized in the preparation of the balance sheet are prudent and reasonable.  Actual results could differ from those estimates.

Revenue Recognition

The Company receives management and administrative fees from affiliated Funds as discussed in Note 2. These fees accrue under the terms of the respective Fund agreements. The Company receives these fees as computed based on the net assets of the respective Funds.

Cash and Cash Equivalents

All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

Fair Value of Financial Instruments

Substantially all of the Company's assets and liabilities are carried at fair value or contracted amounts that approximate fair value.  Estimates of fair value are made at a specific point in time, based on relative market information and information about the financial instrument, specifically, the value of the underlying financial instrument.  Assets that are recorded at fair value consist largely of short-term receivables, and other current assets, which are carried at contracted amounts that approximate fair value.  Similarly, the Company's liabilities consist of and accrued expenses recorded at contracted amounts that approximate fair value.

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES

The Company is the General Partner, Managing Member and/or commodity pool operator for several investment funds.  The Company, as General Partner, receives management fees as compensation for services provided on behalf of the Funds.

The Company, in its capacity as General Partner, has advanced offering and organizational expenses for various Funds.  The Company is reimbursed if sufficient interests are sold during the offering period and the Fund commences operations.  In addition, the Company pays all general operating expenses on behalf of the Funds and is reimbursed on a monthly basis.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 2 -        INVESTMENTS IN AFFILIATED PARTNERSHIPS AND RECEIVABLES
                       (continued)

Management fees and other receivables due from the Funds at September 30, 2009 and December 31, 2008 are as follows:

	Management Fees Receivable		Other Receivables
	September 30,	December 31,	September 30,	December 31,
Partnership	2009	2008	2009	2008
APM - Valhalla Resources Fund, LLC	$11,192	$10,101	$5	$1,602
APM - Torrey Pines Fund, L.P.	61,373	36,025	5	5,730
Clarke Worldwide Fund, L.P.	-	1,262	-	36
Winton Futures Fund, L.P. (US)	438,569	190,491	319	44,436
APM - Pinehurst Partners Fund, L.P.	-	-	55,781	49,244
APM - Multi-Strategy Fund, L.P.	17,689	-	63,420	51,877
APM - Global M acro Fund, L.P.	20,812	-	45,897	-
APM - Eckhardt Futures Fund, L.P.	-	-	137,583	-
APM - QIM Futures Fund, L.P.	-	-	50,974	-
APM - Paulson Advantage Fund, L.P.	-	-	19,486	-
APM - Paulson Advantage Plus Fund, L.P.	-	-	14,415	-
	$549,636	$237,879	$387,885	$152,925

The Company also receives commissions from an unrelated offshore company.  Commissions receivable were $13,123 and $72,930 at September 30, 2009 and December 31, 2008, respectively.

The Company’s general partnership or member interests in the Funds for September 30, 2009 and December 31, 2008 are as follows:

	Investment
Partnership	September 30, 2009	December 31, 2008
APM - Valhalla Resources Fund, LLC	$1,430	$1,483
APM - Torrey Pines Fund, L.P.	1,283	1,359
Clarke Worldwide Fund, L.P.	-	3,104
Winton Futures Fund, L.P. (US)	3,200	3,491
APM - Multi-Strategy Fund, L.P.	1,328	1,000
APM - Eckhardt Futures Fund, L.P.	1,000	-
APM - Global Macro Fund, L.P.	1,019	-
APM - QIM Futures Fund, L.P.	1,000	-
Totals	$10,260	$10,437

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 3 -        OFF BALANCE SHEET RISKS AND UNCERTAINTIES

The Company is the General Partner or Managing Member of various Funds.  The Funds participate, directly or indirectly, in the speculative trading of equities, commodity futures, mutual funds and securities which may be subject to margin requirements.  The Funds are limited partnerships or limited liability companies; therefore a limited partner or non-managing member bears only the risk of his investment in the Fund.  However, the Company as General Partner or Managing Member, additionally bears the risk for any legal actions taken against the Fund, margin calls or liabilities in excess of the Fund's assets.

The Company's policy is to continuously monitor the exposure to the Funds through the use of a variety of financial position and credit exposure reporting and control procedures.  In addition, the Company, as General Partner, has a policy of reviewing the credit standing of each clearing broker or counterparty with which the Funds conduct business.

Included in receivables at September 30, 2009 and December 31, 2008 are $438,888 and $234,927, respectively, due from Winton Futures Fund, L.P. (US). These amounts represent approximately 47% and 60% of total receivables at September 30, 2009 and December 31, 2008. The Company’s revenues are dependent upon maintaining the level of assets in the respective affiliated Funds.

NOTE 4 -       EQUITY TRANSACTIONS

During the year ended December 31, 2008 and nine months ended September 30, 2009, the Company made distributions of $2,375,036 and $1,937,615 to its Parent.

NOTE 5 -       NOTE PAYABLE

On October 13, 2008, the Company borrowed $1,500,000 from an unrelated individual. The note bears interest at 10% per annum and is due on October 13, 2011. The note is payable in monthly installments of principal and interest of $48,400 and is secured by all of the assets of the Company, including all fees, commissions or other amounts due to the Company whether presently existing or created in the future. In addition, the note is guaranteed by the Company’s president. Future maturities of the note payable are as follows:

Year	September 30, 2009	December 31,2008
2009	$119,052	$458,691
2010	506,721	506,721
2011	462,562	462,562
	1,088,335	1,427,974
Less: current maturity of long-term debt	494,295	458,691
	$594,040	$969,283

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 6 -       FAIR VALUE MEASUREMENTS

The Company’s assets recorded at fair value have been categorized based upon a fair value hierarchy in accordance with ASC 820. See Note 1 for a discussion of the Company’s policies.

The following tables present information about the Company’s assets and liabilities measured at fair value as of September 30, 2009 and December 31, 2008:

	Quoted Prices in		Significant	Significant
	Active Markets		Other Observable	Unobservable
	for Identical Assets		Inputs	Inputs	Balance as of
	(Level 1)		(Level 2)	(Level 3)	December, 31, 2008

Assets:
Investments in private investment companies, at fair value	$-		$-	$10,437	$10,437

	Quoted Prices in		Significant	Significant
	Active Markets		Other Observable	Unobservable
	for Identical Assets		Inputs	Inputs	Balance as of
	(Level 1)		(Level 2)	(Level 3)	September 30, 2009

Assets:
Investments in private investment companies, at fair value	$-	$		$10,260	$10,260

The following table presents additional information about Level 3 assets and liabilities measured at fair value. Both observable and unobservable inputs may be used to determine the fair value of positions that the Company has classified within the Level 3 category. As a result, the unrealized gains and losses for assets and liabilities within the Level 3 category may include changes in fair value that were attributable to both observable and unobservable inputs.

ALTEGRIS PORTFOLIO MANAGEMENT, INC.

NOTES TO BALANCE SHEETS
(continued)

NOTE 6 -       FAIR VALUE MEASUREMENTS (concluded)

Changes in Level 3 assets and liabilities measured at fair value for the period ended September 30, 2009 and year ended December 31, 2008:

				Realized and		Unrealized
	Balance as of	Net	Purchases	Unrealized	Balance as of	Gain (Loss)
	December 31,	Transfers	and	Gains and	December 31,	On Securities
	2007	In (Out)	Sales, net	(Losses)	2008	Still Held

Assets :
Investments in private investment companies, at fair value	$-	$7,487	$1,000	$1,950	$10,437	$5,780

				Realized and		Unrealized
	Balance as of	Net	Purchases	Unrealized	Balance as of	Gain (Loss)
	December 31,	Transfers	and	Gains and	September 30,	On Securities
	2008	In (Out)	Sales, net	(Losses)	2009	Still Held

Assets :
Investments in private investment companies, at fair value	$10,437	$-	$6	$(183)	$10,260	$3,260

NOTE 7 -       SUBSEQUENT EVENTS

The Company has performed an evaluation of subsequent events on the September 30, 2009 unaudited interim period through October 27, 2009, which is when the  interim financial statements were available for issuance.

Item 14:  CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

Item 15:  FINANCIAL STATEMENTS AND EXHIBITS

(a)	Financial Statements

The financial statements filed with this Registration Statement are included in Item 13 hereof following the Index to Financial Statements.

(b)	Exhibits

The following documents are filed herewith and made part of this Registration Statement.

Exhibit Designation	Description
3.1	Certificate of Formation of APM – QIM Futures Fund L.P.
4.1	Limited Partnership Agreement of APM – QIM Futures Fund L.P.
10.1	Agreement with Quantitative Investment Management LLC
10.2	Selling Agency Agreement between APM – QIM Futures Fund L.P. and Altegris Investments Inc.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: November 2, 2009	APM – QIM FUTURES FUND, L.P. By:ALTEGRIS PORTFOLIO MANAGEMENT, INC. (d/b/a APM Funds), its general partner /s/ Jon C. Sundt Jon C. Sundt, President